Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Amy Jo Meyer	J.C. Weigelt
ameyer@sjm.com	jweigelt@sjm.com
Tel 651 756 3029	Tel 651 756 4347

St. Jude Medical Reports Fourth Quarter and Full-Year 2013 Results

ST. PAUL, Minn. – Jan. 22, 2014 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the fourth quarter and full year ended Dec. 28, 2013.

Fourth quarter highlights:
•	Net sales increased by approximately 6 percent on a constant-currency basis over the fourth quarter of 2012
•	Completed the acquisition of Nanostim, which adds the world’s first leadless pacemaker to the St. Jude Medical product portfolio
•	Cardiac Rhythm Management sales increased 5 percent on a constant-currency basis over the fourth quarter of 2012
•	Adjusted net earnings per share increased by 8 percent, compared with the fourth quarter of 2012 and 12 percent on a constant-currency basis

Fourth Quarter and Full-Year 2013 Sales

The company reported net sales of $1.422 billion in the fourth quarter of 2013, a 4 percent increase over net sales of $1.372 billion in the fourth quarter of 2012. Unfavorable foreign currency translation comparisons decreased fourth quarter sales by approximately $27 million. On a constant-currency basis, net sales increased by approximately 6 percent over the fourth quarter of 2012.

For the full-year 2013, net sales were $5.501 billion, compared with $5.503 billion in 2012, which is flat with the prior year. Unfavorable foreign currency translation comparisons decreased full-year 2013 sales by about $101 million. On a constant-currency basis, net sales increased 2 percent over the prior year.

Commenting on the company’s financial results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “In addition to delivering on our goal to accelerate sales growth throughout the year, we achieved significant EPS leverage with adjusted net earnings per share growing 12 percent on a constant currency basis. In 2014, we will continue to focus on addressing the challenges of today’s health care environment by delivering innovative solutions that improve patient outcomes while reducing the economic and clinical burdens of some of the world’s most expensive, epidemic diseases.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $705 million for the fourth quarter of 2013, a 3 percent increase compared with the fourth quarter of 2012. After adjusting for the impact of foreign currency, total CRM sales increased 5 percent. Total CRM product sales for the full-year 2013 were $2.783 billion, down approximately 2 percent from 2012. On a constant-currency basis, total CRM sales declined 1 percent from the prior year.

Of that total, ICD product sales were $442 million in the fourth quarter, a 5 percent increase on a reported and constant-currency basis compared with the fourth quarter of 2012. ICD product sales for the full-year 2013 were $1.741 billion, flat when compared with 2012. On a constant-currency basis, total ICD sales increased 1 percent over the prior year.

Fourth quarter pacemaker sales were $263 million, a 1 percent increase compared with the fourth quarter of 2012. On a constant-currency basis, pacemaker product sales increased 4 percent in the fourth quarter. Total pacemaker sales for 2013 were $1.042 billion, down 6 percent compared with pacemaker sales in 2012. On a constant-currency basis, total pacemaker sales declined 4 percent from the prior year.

Atrial Fibrillation (AF)

AF product sales for the fourth quarter totaled $252 million, a 5 percent increase over the fourth quarter of 2012. On a constant-currency basis, AF product sales increased 8 percent over the fourth quarter of 2012. For the full-year 2013, AF product sales were $957 million, an increase of 7 percent over the prior year. On a constant-currency basis, AF product sales increased 9 percent in 2013.

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $350 million for the fourth quarter of 2013, a 4 percent increase over the fourth quarter of 2012. On a constant-currency basis, cardiovascular sales increased 7 percent in the fourth quarter. Total cardiovascular product sales for 2013 were $1.335 billion, an increase of 1 percent over the prior year. On a constant-currency basis, cardiovascular product sales increased 3 percent in 2013.

Total structural heart product sales for the fourth quarter of 2013 were $167 million, a 12 percent increase on a constant-currency basis over the fourth quarter of 2012. Total structural heart product sales for 2013 were $631 million, an increase of 3 percent compared with 2012 or 5 percent on a constant-currency basis.

Sales of vascular products in the fourth quarter of 2013 were $183 million, a 2 percent increase on a constant-currency basis over the fourth quarter of 2012. Total vascular product sales for 2013 were $704 million, a 2 percent increase on a constant-currency basis.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $115 million in the fourth quarter of 2013, a 2 percent increase on a reported and constant-currency basis over the prior year. Total neuromodulation product sales for 2013 were $426 million, a 1 percent increase over 2012 sales.

Fourth Quarter and Full-Year Earnings Results

In the fourth quarter, the company recognized after-tax charges of $156 million, or $0.52 per share, primarily relating to continued actions associated with our previously announced restructuring activities. The company also recognized an income tax charge of $15 million, or $0.05 per share, related to adjustments to prior year uncertain tax positions in foreign jurisdictions. Including these items, reported net earnings for the fourth quarter of 2013 were $123 million or $0.42 per share, compared with reported net earnings for the fourth quarter of 2012 of $120 million or $0.39 per share. For the full-year 2013, reported net earnings were $723 million, or $2.49 per share compared with reported EPS of $2.39 for the full-year 2012.

Adjusted net earnings for the fourth quarter of 2013 were $294 million, or $0.99 per share, an 8 percent increase compared with adjusted net earnings for the fourth quarter of 2012 of $0.92 per share. For the full-year 2013, adjusted net earnings were $1.094 billion, or $3.76 per share, an 8 percent increase over adjusted EPS of $3.48 for the full-year 2012. A reconciliation of the company’s non-GAAP adjusted net earnings per share to the company’s GAAP net earnings per share is provided in the schedules at the end of the press release.

First Quarter and Full-Year 2014 Sales and Earnings Guidance

For the first quarter, St. Jude Medical expects revenue to be in the range of $1.280 billion to $1.360 billion. For the full-year 2014, we expect total revenue to be in the range of $5.600 billion to $5.750 billion. During a conference call today, St. Jude Medical will provide its range for revenue expectations for the first quarter and full-year 2014 by product category.

The company expects its consolidated adjusted net earnings for the first quarter of 2014 to be in the range of $0.94 to $0.96 per share and for full-year 2014 consolidated adjusted net earnings to be in the range of $3.94 to $3.99. A further reconciliation of the company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as acquisition-related costs, restructuring charges, impairment charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as acquisitions, business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation, discrete income tax adjustments and resolution of audits by tax authorities) that vary in frequency and impact on the company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consolidated basis.

The company provides constant-currency sales growth because St. Jude Medical management believes that in order to properly understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales. St. Jude Medical management uses constant-currency sales growth to forecast and evaluate the operational performance of the company as well as to compare sales of current periods to prior periods.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s fourth quarter and full-year 2013 earnings call can be heard live via webcast today beginning at 7 a.m. CST (also archived for 90 days) on the Investor Relations section of our website sjm.com.

St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

Annual Investor Meeting

The company has scheduled an annual investor meeting for Friday, Feb. 7, 2014, in New York City. Investors must be registered in advance in order to gain entry into the meeting and can email Abbey Nelson, Investor Relations Specialist, at ANelson02@sjm.com for more information. The meeting will take place from approximately 8 a.m. to 12:30 p.m. EST, and the general public can listen to the meeting live on the Investor Relations section of our website sjm.com.

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive, epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2013. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of Fourth Quarter 2013 Sales and Reconciliation to Constant Currency Sales Growth
(in millions)
(unaudited)	4Q13 Sales	4Q12 Sales	Reported % Change vs. 4Q12	Constant Currency % Change vs. 4Q12	Reported $ Change vs. 4Q12	Constant Currency $ Change vs. 4Q12
Total Sales	$1,422	$1,372	4%	6%	$50	$77
Total International Sales	$781	$746
Total U.S. Sales	$641	$626
Worldwide Cardiac Rhythm Management	$705	$682	3%	5%	$23	$33
International Cardiac Rhythm Management	$356	$343
U.S. Cardiac Rhythm Management	$349	$339
Worldwide ICD	$442	$422	5%	5%	$20	$23
International ICD	$193	$186
U.S. ICD	$249	$236
Worldwide Pacemakers	$263	$260	1%	4%	$3	$10
International Pacemakers	$163	$157
U.S. Pacemakers	$100	$103
Worldwide Atrial Fibrillation	$252	$239	5%	8%	$13	$20
International Atrial Fibrillation	$154	$148
U.S. Atrial Fibrillation	$98	$91
Worldwide Cardiovascular	$350	$338	4%	7%	$12	$22
International Cardiovascular	$238	$229
U.S. Cardiovascular	$112	$109
Worldwide Neuromodulation	$115	$113	2%	2%	$2	$2
International Neuromodulation	$33	$26
U.S. Neuromodulation	$82	$87

St. Jude Medical, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(Unaudited)

	December 28, 2013	December 29, 2012

Cash and cash equivalents	$1,373	$1,194
Accounts receivable, net	1,422	1,349
Inventories	708	610
Other current assets	407	398
Property, plant & equipment, net	1,410	1,425
Goodwill	3,524	2,961
Other intangible assets, net	911	804
Other assets	493	530
Total assets	$10,248	$9,271

Current debt obligations	$62	$530
Other current liabilities	1,318	1,245
Long-term debt	3,518	2,550
Deferred income taxes, net	240	323
Long-term other liabilities	706	529
Total equity	4,404	4,094
Total liabilities & equity	$10,248	$9,271

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended				Year Ended

	Dec. 28, 2013		Dec. 29, 2012		Dec. 28, 2013		Dec. 29, 2012
Net sales	$1,422		$1,372		$5,501		$5,503
Cost of sales:
Cost of sales before special charges	406		372		1,529		1,445
Special charges	24		47		45		93
Total cost of sales	430		419		1,574		1,538
Gross profit	992		953		3,927		3,965

Selling, general & administrative expense	475		451		1,884		1,891
Research & development expense	186		158		691		676
Special charges	183		119		301		298
Operating profit	148		225		1,051		1,100
Other expense, net	19		28		267		95
Earnings before income taxes	129		197		784		1,005
Income tax expense	18		77		92		253
Net earnings	111		120		692		752
Net loss attributable to noncontrolling interest	(12)		0		(31)		0
Net earnings attributable to St. Jude Medical, Inc.	$123		$120		$723		$752
Adjusted net earnings attributable to St. Jude Medical, Inc. (Non-GAAP)	$294	(1)	$285	(2)	$1,094	(3)	$1,095	(4)

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$0.42		$0.39		$2.49		$2.39
Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$0.99	(1)	$0.92	(2)	$3.76	(3)	$3.48	(4)

Cash dividends declared per share	$0.25		$0.23		$1.00		$0.92

Weighted average shares outstanding- diluted	296.2		310.0		290.6		314.8

(1)

Fourth quarter 2013 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $171 or $0.57 per share:

-

$97 charges, or $0.33 per share, primarily related to continued actions associated with our previously announced restructuring activities. The associated pre-tax amount of $139 was recorded as a Special Charge to Cost of sales ($14) and Special charges ($125).

-

$25 charges, or $0.08 per share, related to litigation and other costs associated with field actions in our IESD business. The associated pre-tax amount of $39 was recorded as a Special Charge to Cost of sales ($10) and Special charges ($29).

-

$15 charges, or $0.05 per share, related to transaction costs, contingent consideration fair value adjustments and other acquisition-related costs. The associated pre-tax amount of $18 was recorded as Cost of sales before special charges ($1) and Selling, general & administrative expense ($17).

	-	$19 charges, or $0.06 per share, related to intangible asset impairment charges. The associated pre-tax amount of $29 was recorded to Special charges.
	-	$15 income tax expense, or $0.05 per share, related to discrete fourth quarter income tax adjustments to prior year uncertain tax positions in foreign jurisdictions.

(2)

Fourth quarter 2012 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $159 or $0.51 per share:

-

$75 charges, or $0.24 per share, primarily related to ongoing restructuring actions to realign certain activities in our CRM business as well as costs primarily associated with continuing efforts to improve our sales and sales support organizations. The associated pre-tax amount of $106 was recorded as a Special Charge to Cost of sales ($8) and Special charges ($98).

-

$11 charges, or $0.03 per share, related to intangible asset impairment charges and inventory write-offs for discontinued CATD product lines. The associated pre-tax amount of $17 was recorded as a Special Charge to Cost of sales ($14) and Special charges ($3).

-

$27 charges, or $0.09 per share, related to litigation and other costs associated with field actions in our IESD business. The associated pre-tax amount of $43 was recorded as a Special Charge to Cost of sales ($25) and Special charges ($18).

	-	$46 income tax expense, or $0.15 per share, related to adjustments to uncertain tax positions associated with the effective settlement of certain income tax audits.

Fourth quarter 2012 adjusted net earnings and adjusted diluted net earnings per share include $6 of income tax benefit, or $0.02 per share, for the fourth quarter 2012 benefit relating to the federal research and development tax credit that was extended in 2013 retroactive to the beginning of the 2012 fiscal year.

(3)

Year ended 2013 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $371 or $1.27 per share:

-

$174 charges, or $0.60 per share, primarily related to continued actions associated with our previously announced restructuring activities. The associated pre-tax amount of $243 was recorded as a Special Charge to Cost of sales ($35) and Special charges ($208).

-

$25 charges, or $0.08 per share, related to litigation and other costs associated with field actions in our IESD business. The associated pre-tax amount of $39 was recorded as a Special Charge to Cost of sales ($10) and Special charges ($29).

-

$51 charges, or $0.17 per share, related to transaction costs, acquired inventory step-up amortization expense, contingent consideration fair value adjustments and other acquisition-related costs, including a first quarter loss on a previously held cost investment. The associated pre-tax amount of $54 was recorded as Cost of sales before special charges ($5), Selling, general & administrative expense ($20) and Other expense, net ($29).

	-	$14 charges, or $0.05 per share, related to license settlement charges. The associated pre-tax amount of $22 was recorded to Special charges.
	-	$27 charges, or $0.09 per share, related to intangible asset impairment charges. The associated pre-tax amount of $42 was recorded to Special charges.
-

$101 charges, or $0.35 per share related to debt retirement costs primarily associated with the make-whole provisions of long-term notes retired in the second quarter of 2013 prior to their scheduled maturities. The associated pre-tax amount of $161 was recorded to Other expense, net.

-

$21 income tax benefit, or $0.07 per share, for the benefit relating to 2012 from the federal research and development tax credit extended in the first quarter of 2013, retroactive to the beginning of the 2012 tax year.

(4)

Year ended 2012 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $321 or $1.02 per share:

-

$198 charges or $0.63 per share, primarily related to ongoing restructuring activities to realign certain activities in our CRM business as well as costs primarily associated with continuing efforts to improve our sales and sales support organizations. The associated pre-tax amount of $280 was recorded as a Special Charge to Cost of sales ($54) and Special charges ($226).

-

$11 charges, or $0.03 per share, related to intangible asset impairment charges and inventory write-offs for discontinued CATD product lines. The associated pre-tax amount of $17 was recorded as a Special Charge to Cost of sales ($14) and Special charges ($3).

-

$27 charges, or $0.09 per share, related to litigation and other costs associated with field actions in our IESD business. The associated pre-tax amount of $43 was recorded as a Special Charge to Cost of sales ($25) and Special charges ($18).

	-	$14 impairment charges, or $0.04 per share, related to writing down acquired neuromodulation intangible assets to fair value. The associated pre-tax amount of $23 was recorded to Special charges.
	-	$25 charges, or $0.08 per share, related to a license dispute settlement charge. The associated pre-tax amount of $28 was recorded to Special charges.
	-	$46 income tax expense, or $0.15 per share, related to adjustments to uncertain tax positions associated with the effective settlement of certain income tax audits.

Year ended 2012 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. include $22 of income tax benefit, or $0.07 per share, for the 2012 benefit relating to the federal research and development tax credit that was extended in 2013 retroactive to the beginning of the 2012 fiscal year.

2014 Earnings Guidance Reconciliation

	First Quarter 2014		Full Year 2014

Estimated 2014 diluted net earnings per share attributable to St. Jude Medical,Inc.	$0.89 - $0.91		$3.80 - $3.85
Restructuring and acquisition related charges	0.04	(5)	0.10	(5)
Federal R&D tax credit 2014 extension	0.01	(6)	0.04	(6)
Estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$0.94 - $0.96		$3.94 - $3.99

(5)

The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax charges expected to be recognized related to restructuring and acquisition related activities.

(6)

The federal research and development tax credit has not yet been extended for 2014. The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) assumes that the tax credit will be enacted for the full year 2014.